Exhibit 99.1

Contacts:	Phillip D. Kramer	A. Patrick Diamond
	Executive Vice President and CFO	Director, Strategic Planning
	713/646-4560 – 800/564-3036	713/646-4487 – 800/564-3036
FOR IMMEDIATE RELEASE
Plains All American Announces Private Placement
Offering of $1 Billion of Senior Notes
     (Houston – October 23, 2006) – Plains All American Pipeline, L.P. (NYSE:PAA) announced today that it has commenced a private placement of ten-year and thirty-year senior notes aggregating $1 billion. The senior notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The senior notes are expected to be eligible for trading under Rule 144A.
     The Partnership intends to use the net proceeds from the offering to fund the cash portion of its proposed merger with Pacific Energy Partners, L.P. (NYSE: PPX). Net proceeds in excess of the cash portion of the merger consideration will be used to repay outstanding borrowings under its revolving credit facility and for general partnership purposes. Pending the closing of the Pacific merger, the Partnership intends to invest excess net proceeds that are not used to repay outstanding indebtedness or for general partnership purposes in short term investments. In the event the Pacific merger does not close by February 15, 2007, the Partnership will be required to redeem the notes at 101% of par value.
     This news release does not constitute an offer to sell or a solicitation of an offer to buy the debt securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.
     Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation and crude oil gathering, marketing, terminalling and storage, as well as the marketing and storage of liquefied petroleum gas and other petroleum products, in the United States and Canada. Through its 50% ownership in PAA/Vulcan Gas Storage LLC, the Partnership is also engaged in the development and operation of natural gas storage facilities. The Partnership’s common units are traded on the New York Stock Exchange under the symbol “PAA.” The Partnership is headquartered in Houston, Texas.
Forward Looking Statements
     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements based on the current expectations and estimates of management; actual results may differ materially due to certain risks and uncertainties. These risks and uncertainties include, among other things, fluctuations in the capital markets and other factors and uncertainties inherent in the Partnership’s business. Furthermore, although Plains All American and Pacific Energy have signed a merger agreement, there is no assurance that they will complete the proposed merger. The merger agreement may be terminated if Plains All American and Pacific Energy do not receive the necessary approval of their unitholders, and also may be terminated if the parties fail to satisfy conditions to closing. Other risks and uncertainties that may affect actual results are discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005, Quarterly Report on Form 10-Q or 10-Q/A for the quarter ended June 30, 2006 and other filings with the Securities and Exchange Commission, including its Registration Statement on Form S-4, as amended (333-135712).
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